UNITED STATES

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SCHEDULE 14A

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FOREST LABORATORIES, INC.
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FOREST LABORATORIES ISSUES STATEMENT ON ICAHN LETTER

NEW YORK, June 29, 2012 – Forest Laboratories, Inc. (NYSE: FRX) today issued the following statement in response to a letter it received from Carl C. Icahn:

“We regret that Mr. Icahn has resorted once again to his tired playbook designed for maximum distortion, distraction and litigation rather than engaging constructively with the Company.  Mr. Icahn continues to ignore the substantial progress Forest has made over the past year, including the launches of Teflaro, Daliresp and Viibryd in 2011 and the filing of NDAs for aclidinium and linaclotide, which we expect will be approved in the coming months.  Instead, Mr. Icahn is simply recycling arguments that were rejected last year by the vast majority of Forest shareholders, and has nominated  a director slate led by Eric Ende, who received the lowest number of votes of any of the fourteen nominees to Forest’s board last year.  While we remain prepared to engage in a reasonable dialogue with Mr. Icahn, we think most people see through his attempt to reinvent himself as a ‘governance guru.’

“With respect to his comments about succession, the idea that Forest has been less than forthcoming could not be further from the truth.  In November 2010, Forest announced a series of senior executive promotions, which were implemented to ensure a successful CEO transition at the appropriate time.  As previously disclosed, the Company is engaged in ongoing succession planning, led by its independent directors, who have retained a leading executive search and recruitment firm to, among other things, provide internal candidate evaluation and external candidate benchmarking services.  Howard Solomon is one of the most successful CEOs in the industry and it would be both inappropriate and unusual to announce his successor at this time.

“Mr. Icahn is also wrong when he states that Forest has not fulfilled its commitment to consult with a leading corporate governance expert.  The Company has consulted with Dean Robert Clark of Harvard Law School, who has advised the Company on a range of topics, including the succession process.  The Company has not only consulted with Dean Clark, but it has taken several steps to enhance its corporate governance, which are publicly available on the Corporate Governance section of the Forest website.”

About Forest Laboratories

Forest Laboratories' (NYSE: FRX) longstanding global partnerships and track record developing and marketing pharmaceutical products in the United States have yielded its well-established central nervous system and cardiovascular franchises and innovations in anti-infective, respiratory, gastrointestinal and pain management medicine. Forest’s pipeline, the most robust in its history, includes product candidates in all stages of development across a wide range of therapeutic areas. The Company is headquartered in New York, NY. To learn more, visit www.FRX.com.

Forward-Looking Information

Except for the historical information contained herein, this release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties, including the difficulty of predicting FDA approvals, the acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, the timely development and launch of new products, and the risk factors listed from time to time in Forest Laboratories’ Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any subsequent SEC filings.

Important Additional Information

Forest Laboratories has filed a preliminary proxy statement with the U.S. Securities and Exchange Commission (the "SEC") with respect to the 2012 Annual Meeting of Shareholders and intends to file a definitive proxy statement as well.  The definitive proxy statement and white proxy card will be mailed to shareholders of Forest.   Forest Laboratories, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Forest shareholders in connection with the matters to be considered at Forest Laboratories' 2012 Annual Meeting.   FOREST SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT AND ACCOMPANYING PROXY CARD WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION.  Information regarding the ownership of Forest's directors and executive officers in Forest stock, restricted stock and options is included in their SEC filings on Forms 3, 4 and 5, which can be found at the Company's website (www.frx.com) in the section "Investors." More detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the proxy statement and other materials to be filed with the SEC in connection with Forest Laboratories' 2012 Annual Meeting.  Information can also be found in Forest's Annual Report on Form 10-K for the year ended March 31, 2012, filed with the SEC on May 25, 2012.  Shareholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by Forest Laboratories with the SEC for no charge at the SEC's website at www.sec.gov.  Copies will also be available at no charge at Forest Laboratories' website at www.frx.com or by writing to Forest Laboratories at 909 Third Avenue, New York, New York 10022.

Investor Contact:
Frank J. Murdolo
Vice President - Investor Relations, Forest Laboratories, Inc.
1-212-224-6714
media.relations@frx.com

Media Contacts:

Sard Verbinnen & Co

Hugh Burns/Renee Soto/Lesley Bogdanow

1-212-687-8080

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